Exhibit 99.1

Medicsight PLC

Insights Limited

Report on value of shares in Medicsight plc

9 January 2004

Intangible Business Limited	www.intangiblebusiness.com

Medicsight Inc	Strictly Private and Confidential
Share Valuation	9 January 2004

Contents

Sections

1	Introduction and summary

2	Governing guidelines

3	Standard of Value

4	Rights of the shares

5	General Valuation Methodologies

6	Income approach methodologies used

7	Market approach methodologies used

8	Cost approach methodologies used

9	Chronology of events

10	Valuations of shares in MS-plc

11	Shares in Insights

12	Signed certification

List of appendices

1                 Intangible Business credentials

2                 Explanation of discount rate methodology

3                 Explanation of terminal value methodology

4                 Discount rate calculations

1                                                  Introduction and summary

Instructions

1.1                                          We have been asked by Medicsight, Inc (“MS-Inc) to give our opinion on the value of 15,000,000 Medicsight plc (“MS-plc”) shares issued to MS-Inc in November 2001 and applied in settling an outstanding purchase consideration due to Nightingale Technologies Limited (“Nightingale”).

Instructions

1.2                                          The author of this report is Thayne Forbes, who graduated in Mathematics from the University of Oxford in 1982 and qualified as a Chartered Accountant with Binder Hamlyn in 1986.  He initially specialised on audit, accounting and business advisory services to owner managed businesses, and by 1988 specialised in special advisory and investigation projects, share and business valuations and litigation support.  He became a member of the Academy of Experts and the Society of Expert Witnesses in 1996.

1.3                                          In 1997 Mr Forbes transferred as a senior manager to Arthur Andersen (Business Consulting) where he continued providing litigation and valuation services, and then developed a focus on intangible asset valuations.  For each of these service lines he was a member of the senior team responsible for managing the practice areas.  Mr Forbes subsequently joined Brand Finance plc as a brand valuation director in early 2000.  He has since passed a diploma at the Chartered Institute of Marketing, and joined the Expert Witness Institute.  In early 2001 he left Brand Finance plc and co founded Intangible Business Limited (www.intangiblebusiness.com) a consultancy specialising in advising on intangible asset valuations and business development.

1.4                                          Mr Forbes’ professional work has usually been needed for a sale, dispute, management information, reorganisation or for tax purposes.  For disputes he has generally acted as expert witness and adviser for High Court proceedings, County Court proceedings, arbitrations, other tribunals, expert determinations and mediations.  He has also acted as the expert for expert determinations, and is on the panel for expert determination appointments by the President of the Institute of Chartered Accountants in England and Wales.  He has given evidence in court as expert witness and has attended court to give support and advice to counsel.  He has also attended mediations as expert witness.

1.5                                          Mr Forbes has managed over 100 valuation assignments and 50 litigation support assignments of varying size and complexity.  The following recent assignments give an indication of relevant experience.

•                                Valuation of the global wine and spirits brands of a FTSE100 UK listed company, for inclusion in its filing information under US GAAP supporting a successful application to list its shares on the New York Stock Exchange.

•                                Valuation of intangible assets acquired by a travel company listed on NASDAQ for SEC filings under US GAAP.

•                                Expert advice, to the international section of the New York branch of the US Internal Revenue Service, on the contribution of business intangibles to the value of ancillary sales for delivery services in the US, and on the commercial arrangements behind sales distribution contracts for an entertainment group.

•                                Evaluation of the value of a patent for a space saving device for the apparel trade in North America.

•                                Evaluation of the opportunities to a Charitable Memorial Fund (for an extremely well known deceased celebrity) for licensing glassware, fine writing instruments, personal stationery, holiday ornaments and diamond jewellery in North America.

•                                Advice to the US owner of a mobile telephone operator in the UK on its intangible operating asset value for US tax purposes.

•                                Advice to a Yellow Pages group on UK, US and internet brand valuations for inter group transfers prior to planned flotation.

•                                Advice to the target of a hostile takeover bid on the value of five of its brands in ladies’ intimate apparel and fashion (in the UK and France) for inclusion in a day 39 defence document.

•                                Strategic advice on business development, fund raising and business/share sale for a chain of ladies’ apparel shops in the UK.

•                                Advice in connection with the negotiation of the purchase of a children’s clothing brand to a major UK retailer seeking to acquire the brand.

•                                Advice to a Japanese sports brand owner in dispute with a licensee in the UK over the terms of the license for branded apparel in the UK.

•                                Advice on the value of intangible assets to a well known London retailer for use in connection with competing hostile takeover bids.

•                                Preparation of a model to track brand and business value in test markets for the retail fuels division of a major international oil company.

•                                Advice to a Norwegian client on intangible asset value for a digital broadcast equipment business acquisition in the UK.

•                                Advice to the buyer of a national car and van rental company in the UK on breaches of warranty on acquisition, and the resulting effect on the value of the business.

1.6                                          The overall credentials of Intangible Business are attached as appendix 1

Purpose of valuation work

1.7                                          MS-Inc requires this work to assess the value of these shares, which has already been included in its annual report which has been filed with the Securities and Exchange Commission as a form 10-K.  Page 4 of this form 10-K identifies that the 15,000,000 shares were issued on 22 November 2001 and valued at $21,832,000 based on the share price of stock being placed on behalf of MS-plc during the period March to December 2002.

1.8                                          In a letter dated 27 May 2003 BDO stated that in order to audit the fair value of MS-plc shares, because the shares were not quoted on a securities exchange, they took into account management representations, forecasted cashflows prepared by management, and the price third parties were willing to pay for the MS-plc shares.

The shares to be valued

1.9                                          The shares to be valued were issued as the second tranche of an agreement between MS-Inc and Nightingale dated 29 December 2000 for the acquisition of HTTP Insights Limited (“Insights”).

1.10                                    MS-Inc prepares its accounts under US accounting standards, the relevant parts of which are summarised in section 2 below.  BDO confirmed that the key standard applying to this transaction is APB 16.  We have read this standard, and the main paragraph which applies is paragraph 67:

“…………..

c.                             An asset acquired by issuing shares of stock of the acquiring corporation is recorded at the fair value of the asset [An asset acquired may be an entire entity which may have intangible assets, including goodwill] – that is, shares of stock issued are recorded at the fair value of the consideration received for the stock.

The general principles must be supplemented to apply them in certain transactions.  For example, the fair value of an asset received for stock issued may not be reliably determinable, or the fair value of an asset acquired in an exchange may be more reliably determinable than the fair value of a noncash asset given up.  Restraints on measurement have led to the practical rule that assets acquired for other than cash, including shares of stock issued, should be stated at “cost” when they are acquired and “cost may be determined rather by the fair value of the consideration given or by the fair value of the property acquired, whichever is the more clearly evident.  “Cost” in accounting often means the amount at which an entity records an asset at the date it is acquired whatever its manner of acquisition and that “cost” forms the basis for historical-cost accounting.”

1.11                                    APB 16 also comments on the defects of the method which requires this (the purchase method) on paragraphs 22 to 26.  Paragraph 22 is particularly relevant:

22.                               “However, the fair value of stock issued is not always objectively determinable.  A market price may not be available for a newly issued security or securities of a closely held corporation.  Even an available quoted market price may not always be a reliable indicator of fair value of consideration received because the number of shares issued is relatively large, the market for the security is thin, the stock price is volatile, or other uncertainties influence the quoted price.  Further the determinable value of one security may not necessarily indicate the fair value of another similar, but not identical, security because their differences affect the value-for example the absence of registration or an agreement which restricts a holder’s ability to sell a security may significantly affect its value.”

1.12                                    Many of these comments apply to the MS-plc shares being valued in this report.  They were newly issued shares and at November 2001 there was no market for the shares.  Subsequently small parcels of shares were issued at £1 per share.  These share issues were in an extremely thin market with a relatively small number of transactions for small parcels of shares at relatively low values (compared with the US and international capital markets).

Standard of value

1.13                                    The shares are to be valued on the basis of a fair value, as required by US accounting standards.  Guidance on the meaning of fair value is contained in section 3 below.  In the context of this report fair value is taken as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

Date of valuation

1.14                                    The shares are to be valued at 22 November 2001.

Rationale for valuation methods used

1.15                                    There are a number of valuation methodologies used in practice for valuing shares, which are grouped under the income, cost and market headings.  We have considered these methodologies and concluded that our valuations should be based on all of these approaches, but with most emphasis on the income approach as it is the method most closely aligned with the future economic benefits which are derived from ownership of the shares.

Information, analysis and reasoning

1.16                                    The information relied on has been a mixture of information maintained by MS-plc and market research.  This has been analysed to estimate the future economic returns generated by the shares as at the point in time when the transaction occurred without recourse to hindsight.  The key information used has been discussed and agreed with current Medicsight management.

Hindsight

1.17                                    Some of the information was produced after 22 November 2001.  To the extent practicable we have used information which was available then.  However in some instances we have used information prepared afterwards for the following reasons:

a)              It contains information which was available at 22 November 2001.

b)             Where it is impractical or no longer possible (due to passage of time) to obtain contemporaneous information we have used more current information reasonably consistent with that we expect was available at 22 November 2001.  We have been careful not to rely on information which could not have been available at 22 November 2001.

c)              It contains information which corroborates information which would have been available at 22 November 2001.

d)             It contains information about relevant events where it is better to know the information rather than not to know and to guess at it.

Assumptions and limiting conditions

1.18                                    We have also assumed that all relevant information has been made available to us for this report and that the information can be relied on without verification.

Valuation conclusion

1.19                                    We have concluded that a fair value of 15,000,000 shares in MS-plc (a 20.3% shareholding) at 22 November 2001 was £750,000 in total or £0.05 per share.

1.20                                    The underlying economic reality was that in November 2001 MS-plc was a new venture, which had not demonstrated the ability to generate significant economic value.  In these circumstances a valuer should exercise caution before concluding that a minority holding of MS-plc shares had significant value.

Disclaimer

1.21                                    This report has been prepared for MS-Inc solely for the purpose described in paragraph 1.1 above.  It should not be relied on for any other purpose nor should it be relied on by any other party for any purpose whatsoever.

2                                                  Governing guidelines

SEC guidelines

2.1                                          We have carried out our valuations on the basis that the US Securities and Exchange Commission will require as an overriding concept that the valuations reflect underlying economic reality.  Therefore the reality underlying the shares should be consistently reflected in the share valuations.

US accounting practice

2.2                                          The key US accounting standards governing the requirement for the share and intangible asset valuations are as follows:

•                                Accounting Principles Board Opinion 16 - Business Combinations (APB 16)

•                                Accounting Principles Board Opinion 17 - Intangible Assets (APB 17)

•                                Statement of Financial Accounting Concepts No 5 - Recognition and Measurement in Financial Statements of Business Enterprises

•                                Statement of Financial Accounting Concepts No. 7 - Using Cash Flow Information and Present Value in Accounting Measurements

•                                Statement of Financial Accounting Standards No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (FAS 121)

•                                Statement of Financial Accounting Standards No. 131 - Disclosures about Segments of an Enterprise and Related Information (FAS 131)

•                                Statement of Financial Accounting Standards No. 141 - Business Combinations (FAS 141)

•                                Statement of Financial Accounting Standards No. 142 - Goodwill and Other Intangible Assets (FAS 142)

•                                Statement of Financial Accounting Standards No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144).

Uniform Standards of Professional Appraisal Practice

2.3                                          The Appraisal Standards Board (part of The Appraisal Foundation, authorised by Congress as the Source of Appraisal Standards and Appraiser Qualification) has published Uniform Standards of Professional Appraisal Practice.  We have followed those standards in this report.

Other guidelines

2.4                                          The Internal Revenue Service in the US has issued guidelines for the valuations of businesses and intangible assets.  Although these guidelines do not directly govern this work we have followed them in this valuation report to the extent they contain relevant material.

2.5                                          We do not believe that the UK tax authorities have issued any guidelines for the valuations of businesses and intangible assets.  The general requirement is for shares to be valued at market value, which is broadly the same as the standard of value as the fair value as defined in section 3 below).

2.6                                          Whilst we have followed the guidelines indicated by the US and UK tax authorities for carrying out a valuation we cannot say whether our valuation approach will be accepted by them or not.  In addition the basis of valuation we have adopted may not be the appropriate one for some tax circumstances.

3                                                  Standard of Value

3.1                                          It is necessary to consider the standard of value, and its meaning.  Value can mean many different things to different people in different circumstances.  There should be no misunderstanding about the meaning of value in these circumstances.

US Accounting Standards

3.2                                          US accounting standards generally require the standard of value to be “fair value”.  We set out below a discussion of fair value contained in pages 32 and 33 of “Valuing a Business – Fourth Edition – The Analysis and Appraisal of Closely Held Companies” by Shannon P. Pratt, Robert F. Reilly and Robert P. Schweihs:

“To understand what the expression fair value means, you have to know the context of its use.  For certain bookkeeping applications, fair value is defined in the relevant accounting literature.  In business valuation, the term fair value is usually a legally created standard of value that applies to certain specific transactions.”

3.3                                          There is some guidance in FAS 141 (Appendix F) for the meaning of “fair value”:

“The amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.”

Published guidance

3.4                                          This tends to imply that the discussion of fair market value contained in pages 28 and 29 of “Valuing a Business – Fourth Edition – The Analysis and Appraisal of Closely Held Companies” by Shannon P. Pratt, Robert F. Reilly and Robert P. Schweihs is relevant to the standard of value which should be used:

“In the United States, the most widely recognized and accepted standard of value related to business valuations is fair market value.  With regard to business valuations, it is the standard that applies to virtually all federal and state tax matters, such as estate taxes, gift taxes, inheritance taxes, income taxes, and ad valorem taxes.  It is also the legal standard of value in many other-though not all-valuation situations.

Fair market value is defined by the ASA as “the amount at which property would change hands between a willing seller and a willing buyer when neither is acting under compulsion and both have reasonable knowledge of the relevant facts”  This definition comports to that found in the Internal Revenue Code and Revenue Ruling 59-60.

In most interpretations of fair market value, the willing buyer and willing seller are hypothetical persons dealing at arm’s length, rather than any particular buyer or seller.  In other words, a price would not be considered representative of fair market value if influenced by special motivations not characteristic of a typical buyer seller.

There is also general agreement that the definition implies that the parties have the ability as well as the willingness to buy or to sell.  The market in this definition can be thought of as all the potential buyers and sellers of like businesses or practices.

The concept of fair market value also assumes prevalent economic and market conditions at the date of the particular valuation.  You have probably heard someone say “I couldn’t get anywhere near the value of my house if I put it on the market today” or, “The value of XYZ Company stock is really much more (or less) that the price it’s selling for on the New York Stock Exchange today.”  The standard of value that those people have in mind is some standard other than fair market value, since the concept of fair market value means the price at which a transaction could be expected to take place under conditions existing at the valuation date.

The terms market value and cash value are frequently used interchangeably with the term fair market value.  The use of these essentially synonymous standard of value terms is often influenced by the type of asset, property, or business interest subject to valuation.

In the United States, the most widely recognized and accepted standard of value related to real estate appraisals is market value.  The Appraisal Foundation defines market value as follows:

MARKET VALUE:  Market value is the major focus of most real property appraisal assignments.  Both economic and legal definitions of market value have been developed and refined.  A current economic definition agreed upon by agencies that regulate federal financial institutions in the United States of America is:

The most probable price which a property should bring in a competition and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus.  Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.                            buyer and seller are typically motivated;

2.                            both parties are well informed or well advised, and acting in what they consider their best interests;

3.                            a reasonable time is allowed for exposure in the open market;

4.                            payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

5.                            the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Substitution of another currency for United States dollars in fourth condition is appropriate in other countries or in reports addressed to clients from other countries.

Persons performing appraisal services that may be subject to litigation are cautioned to seek the exact legal definition of market value in the jurisdiction in which the services are being performed.

The most salient change in the above definition of market value compared with definitions widely accepted a few years ago is the phrase “the most probable price” in substitution for “the highest price”.

Conclusion

3.5                                          In the context of this report “fair value” is taken as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

4                                                  Rights of the shares

General

4.1                                          The rights of the shares give rise to their value, and these rights are contained in the Articles of Association of MS-plc.  We have reviewed those articles and note that there is only one class of shares, ordinary shares.  The rights of the shares in MS-plc are reasonably typical and do not contain any terms which would have an unusual effect on their value.

4.2                                          The 15,000,000 MS-plc shares issued on 22 November 2001 then represented 20.3% of the issued share capital, with the remaining shares held by one shareholder.  Such a shareholding, although substantial, would not have the ability to direct MS-plc strategy, direct its resources or dividend policy.  In other words it suffers from all the disadvantages of being a minority interest.  In addition the shares of MS-plc were not traded on any stock exchange and so they were not readily marketable.

4.3                                          Where the rights of shares have disadvantages such as being a minority interest and/or a lack of marketability then this needs to be reflected in their value.  In practice this often leads to discounts for such disadvantages.

5                                                  General Valuation Methodologies

General

5.1                                          There are three general approaches to quantifying value, summarised as follows:

•                                Income (Income Based) Approach - a general way of determining a value indication of a business, business ownership interest, security, or intangible asset using one or more methods that convert anticipated economic benefits into a present single amount.

•                                Market (Market Based) Approach – a general way of determining a value indication of a business, business ownership interest, security, or intangible asset using one or more methods that compare the subject to similar businesses, business ownership interests, securities, or intangible assets which have been sold.

•                                Cost Approach – a general way of determining a value indication of an individual asset by quantifying the amount of money required to replace the future service capability of that asset.

Income Approach

5.2                                          The income approach is based on anticipated future returns discounted back at some appropriate discount rate to a present value.  For shares and businesses there are a variety of income based approaches.  In economic terms the value of an asset is equal to the present value of the future returns which it is projected to generate.

Market Approach

5.3                                          The market based approach is based on identifying comparable transactions in the market and analysing key components or measures which drive or measure value.  These can then be adjusted for any differences in circumstances and can be applied to arrive at a valuation based on market transactions.

5.4                                          There are also some aspects of the market approach that can be utilised in the income approach.  Data obtained in the markets might be used, for example, in arriving at sales forecasts, royalty rates and discount rates.

Cost based approach

5.5                                          There are two aspects to cost:

•                                historic cost; and

•                                replacement cost.

5.6                                          Historic cost is not generally relevant as a share valuation methodology.  It can however give some background or context to value, and might give information on a past market transaction (ie cost might represent the historic exchange value of an asset in the market).

5.7                                          Replacement cost can be more directly relevant.  Building a comparable asset can be a relevant consideration for a buyer.  A buyer can always consider building an asset as an alternative to buying it.

Appropriate methodology

5.8                                          In these circumstances, we have considered all approaches, however in our opinion the income method gives the best basis for valuing these shares.  It incorporates elements from the market based and cost based approaches and is therefore a rounded methodology.  Given that this is a minority interest it should be primarily on a dividend yield basis as this method is directly aligned with the economic rights of the shares and how they could and would be exploited for value by an investor.  Other income based approaches, discounted cash flow, multiples of sales and profits and relief from royalty will also be used as cross checks.

5.9                                          We also regard market transactions of some relevance, and have looked for properly comparable transactions as a means of quantifying the value of the shares.  Such information is difficult to obtain because it is not generally made available by the parties to the transaction for a variety of reasons.

5.10                                    In our view historic cost is of background relevance.  What has been paid to develop an asset should be influential to a buyer, although in these circumstances obtaining this information is not practicable or cost effective.  We consider replacement cost to be more relevant, as a buyer can look to the cost of building equivalent investments rather than buying them.

6                                                  Income approach methodologies used

Methodologies used

6.1                                          We consider the following income based methodologies to be the most relevant in these circumstances:

•                              Gross dividend yield;

•                              Discounted cash flow;

•                              Multiples of annual profits or sales; and

•                              Relief from royalty.

Gross dividend yield

6.2                                          The gross dividend yield method is based on forecast future gross dividends which the shareholder would anticipate for the shareholding.  These are then discounted to a present value using a required rate of return or gross dividend yield.

Discounted cash flow

6.3                                          The discounted cash flow method is based on forecast free cash flows for MS-plc as a whole.  These are then discounted to a present value using a required rate of return or discount rate.  This value can then be attributed to the shareholding after adjusting for further relevant factors such as for the disadvantages of a minority interest and lack of marketability.

6.4                                          Two specific areas of the discounted cash flow method, the discount rate and the terminal value calculation are explained in appendices 2 and 3 respectively.

Multiples of annual profits or sales

6.5                                          The multiples method estimates the future maintainable annual profits or sales and applies a multiple in order to arrive at a value.  It has the advantage that some comparison is possible both internally and externally with other valuations or transactions.  The main disadvantages lie with the method being too simplistic and the usual inability to obtain sufficiently meaningful information for comparison.

Relief from royalty

6.6                                          As the value of the company lies predominantly in its intellectual property then the value of shares can be estimated by valuing the intellectual property itself.  Valuing the intellectual property would be primarily on the relief from royalty method, which estimates the future royalties which the owner is relieved from paying by virtue of owning the intellectual property.  The costs associated with owning the intellectual property are also estimated together with tax on the net profits.  The net returns are then discounted to a value using a discount rate which reflects both the time value of money and the risk associated with the cash flows.

6.7                                          The relief from royalty method has the advantage that it is the method most closely aligned with licensing, which is a usual form of practical exploitation of pure intellectual property.  This allows for practical sense checks and comparisons, and minimises confusion with other issues impacting on business returns together with the intellectual property.  It has become the most mainstream method for valuing intellectual property in practice.

6.8                                          Once the intellectual property has been valued, it can then be combined with the value of the other assets and liabilities in the company to give a value of the company itself.  This value can then be attributed to the shareholding after adjusting for further relevant factors such as for the disadvantages of a minority interest and lack of marketability.

7                                         Market approach methodologies used

Information

7.1                                          For these shares there are severe limitations on the availability of directly relevant market information.  We have however looked for market information which is as comparable as possible to the shares being valued.

Basis of comparison

7.2                                          The best available measures for using market data for this valuation are:

•                              Transactions in MS-plc shares

•                              Transactions in MS-Inc shares

•                              Listed company share prices

•                              Unlisted company transactions

7.3                                          Comparisons are often carried out by using ratios or multiples such as:

•                              By reference to a multiple of sales - sales times multiple equals value

•                              By reference to a multiple of Earnings Before Interest and Tax (EBIT) - EBIT times multiple equals value

•                              By reference to a multiple of Earnings Before Interest and Tax Depreciation and Amortization (EBITDA) - EBITDA times multiple equals value

•                              By reference to a price earnings ratio – earnings per share times P/E ratio equals value per share.

8                                         Cost approach methodologies used

Use of cost approach

8.1                                          The two potential ways of estimating costs in these circumstances are:

•                              The historic cost of establishing the shares.

•                              The anticipated cost of replacing the shares, or building new comparable shares.

8.2                                          The rationale for this is that a potential buyer of the shares may look to these either as a consideration or as an alternative when making such an investment.  Both of these are not particularly realistic considerations in these circumstances.

8.3                                          Also the values in the balance sheet of a company are generally at cost, and this may have some relevance to share value.  However the cost of an asset may not be its value and a minority shareholder has no access to or control over the use of assets owned by the company so it has limited application.

8.4                                          So whilst we have referred to certain cost aspects, it is not particularly relevant to this valuation.

9                                         Chronology of events

9.1                                          In this section we summarise a chronology of relevant events.

29 December 2000 Share Sale Agreement between Nightingale and MS-Inc

9.2                                          Consideration stated as 30 million (15 million before 2 for 1 share split) MS-Inc shares.  No reference was made to value, only to the quantities of shares to be issued in consideration.

9.3                                          Consideration payable as follows:

•                              15m once DERA validation report satisfactory

•                              15m upon first trial in medical imaging or DERA report on commercial viability of same

Incorporation of MS-plc

9.4                                          MS-plc was incorporated in August 2001.

9 November 2001 minutes of MS-plc

9.5                                          Board resolves to acquire part of Insights business for £3,659,104, financed by the assumption of a matching indebtedness due to MS-Inc.

9.6                                          Board resolves to increase its authorised share capital and sub divide its shares into 5p shares.

Minutes of MS-Inc 22 November 2001

9.7                                          Board approves the sale of part of Insights business by Insights to MS-plc, with MS-plc assuming liability due by Insights to MS-Inc, (being £3.65m and equivalent to the valuation placed on the assets acquired) as consideration for the business acquired.

9.8                                          Board agrees novation of £3.65m debt from Insights to MS-plc.

9.9                                          Board approves resolutions by MS-plc to increase its authorised share capital and sub divide shares into 5p shares.

9.10                                    Board notes MS-plc will repay the £3,659,104 loan by issuing 72,868,582 new 5p shares (resulting in a small share premium of £15,674.90) and resolves to request MS-plc to issue 15,000,000 of these in the name of Nightingale Technologies Limited in order to satisfy MS-Inc’s final obligation under the 29 December 2000 agreement (as renegotiated in November 2001).

9.11                                    MS-Inc resolves to apply for further 1m shares in MS-plc at 5p each – subscribing £50,000 in cash.

22 November 2001 letter from MS-Inc to Nightingale

9.12                                    Records the countersigned agreement of Nightingale to accept a variation to the 29 December 2000 agreement, substituting 15m MS-plc shares in lieu of 15m Inc shares.

Minutes of MS-plc dated 22 November 2001

9.13                                    Capitalisation of £3.65m debt due to MS-Inc by issue of 57,868,582 shares and, at specific request of MS-Inc., 15m in the name of Nightingale.

9.14                                    MS-Inc subscription of £50,000 cash for 1m fully paid 5p shares

9.15                                    Allotment and issue of 73,868,582 shares credited as fully paid at a price of 5p each.

15 February 2002 Underwriting Agreement between Asia IT Capital and MS-plc

9.16                                    Underwriting Agreement for allotment of shares to subscribers for £1 each, closing date 31 December 2002 – to be accepted within 21 days (i.e. 8 March 2002).

Share issues

9.17                                    Issues of shares in MS-plc are summarised below:

			Amount paid
Date	Number	Nominal value	per share	total

09/08/01	20	0.05	0.05	1
22/11/01	57,868,582	0.05	0.05	2,893,429		78.3%
22/11/01	1,000,000	0.05	0.05	50,000		1.4%
22/11/01	15,000,000	0.05	0.05	750,000		20.3%
Total	73,868,602			3,693,430		100.0%

14/08/02 -15/02/03	7,126,418	0.05	1.00	7,126,418	(1)

Total	80,995,020			14,513,277

(1)  In small parcels of shares of up to 250,000 shares

10                                           Valuations of shares in MS-plc

10.1                                    We have carried out several alternative valuations of shares in MS-plc on an income basis, which we use for comparison and cross checking.

10.2                                    We calculated a value on a gross dividend yield basis, which anticipates the future gross dividends attributable to the shares.  This is the method most closely aligned with the rights of the shares, and is summarised as follows:

Required dividend yield	10.00%
Tax rate for grossing up dividends	10.0%
Dividend cover	4.0%
New product probability of success	10.0%
Dividend growth rate 2005 to 2007	238.81%
Dividend growth rate after 2007	4.0%

		2002	2003	2004	2005	2006	2007
Revenue £m		0.000	6.080	20.060	37.210	47.530	52.120
Operating costs		0.000	(1.730)	(4.440)	(6.620)	(7.010)	(7.140)
Gross profit		0.000	4.350	15.620	30.590	40.520	44.980
Discount to more realistic levels	50.0%	0.000	(2.175)	(7.810)	(15.295)	(20.260)	(22.490)
Adjusted gross profit		0.000	2.175	7.810	15.295	20.260	22.490
Overheads		(2.000)	(4.210)	(4.670)	(4.890)	(5.070)	(5.190)
EBITDA		(2.000)	(2.035)	3.140	10.405	15.190	17.300
Amortisation and depreciation		(0.500)	(1.000)	(1.210)	(1.610)	(1.940)	(2.000)
EBIT		(2.500)	(3.035)	1.930	8.795	13.250	15.300
Interest receivable/(payable)		0.000	0.000	0.000	0.000	0.000	0.000
Profit before taxation		(2.500)	(3.035)	1.930	8.795	13.250	15.300
Taxation				0.000	(1.557)	(3.975)	(4.590)
Profit after taxation £m		(2.500)	(3.035)	1.930	7.238	9.275	10.710
Retained profits/(losses) brought forward		(2.700)	(5.200)	(8.235)	(6.305)	0.933	10.208
Retained profits/(losses) carried forward		(5.200)	(8.235)	(6.305)	0.933	10.208	20.918
Dividend cover					4.0	4.0	4.0
Net dividend					0.233	2.319	2.678
Shares in issue (m)		80.995	80.995	80.995	80.995	80.995	80.995
Net dividend per share		0.000	0.000	0.000	0.003	0.029	0.033
Gross dividend per share £		0.000	0.000	0.000	0.003	0.032	0.037
Discount Factor		1.100	1.210	1.331	1.464	1.611	1.772
Present value per share £		0.000	0.000	0.000	0.002	0.020	0.021

		VALUE CALCULATION	£
Value as % of 2007 profit after tax	3.0	Value per share to 2007	0.04
Value as multiple of 2007 sales	1.2	Value per share after 2007	0.36
		Total value per share	0.40
		New product probability of success	10%
		Probability weighted value per share	0.040

10.3                                    We have also estimated a value of the company’s business, and attributed it to the underlying shares.  Although this is not directly in accordance with the share rights it gives some useful insight and comparison, summarised as follows:

Discount rate	10.53%
New product probability of success	10.0%
Free cash flow growth rate 2005 to 2007	29.22%
Profit growth rate after 2007	4.0%

		2002	2003	2004	2005	2006	2007
Revenue £m		0.000	6.080	20.060	37.210	47.530	52.120
Operating costs		0.000	(1.730)	(4.440)	(6.620)	(7.010)	(7.140)
Gross profit		0.000	4.350	15.620	30.590	40.520	44.980
Discount to more realistic levels	50.0%	0.000	(2.175)	(7.810)	(15.295)	(20.260)	(22.490)
Adjusted gross profit		0.000	2.175	7.810	15.295	20.260	22.490
Overheads		(2.000)	(4.210)	(4.670)	(4.890)	(5.070)	(5.190)
EBITDA		(2.000)	(2.035)	3.140	10.405	15.190	17.300
Capital expenditure		(0.500)	(1.910)	(1.830)	(1.500)	(1.500)	(1.500)
Working capital movement			(0.544)	(1.409)	(2.415)	(2.650)	(2.973)
Operating cash flow		(2.500)	(4.489)	(0.099)	6.490	11.040	12.828
Interest receivable/(payable)		0.000	0.000	0.000	0.000	0.000	0.000
		(2.500)	(4.489)	(0.099)	6.490	11.040	12.828
Taxation				0.000	(1.557)	(3.975)	(4.590)
Free cash flow		(2.500)	(4.489)	(0.099)	4.933	7.065	8.238
Discount Factor		1.105	1.222	1.350	1.493	1.650	1.824
Present value £m		(2.262)	(3.674)	(0.073)	3.305	4.282	4.517

		VALUE CALCULATION		£m
Value as multiple of 2007 EBITDA	4.5	Value of business to 2007		6.1
Value as multiple of 2007 sales	3.0	Value of business after 2007		71.9
		Total value of business		78.0
		New product probability of success		10.0%
		Probability weighted value		7.8
		Percentage shareholding	20.3%	1.6
		Discount for marketability etc	50.0%	(0.8)
		Value of shareholding		0.8
		Number of shares		15,000,000
		Value per share		£0.053

10.4                                    We have also calculated a share value based on valuing the company’s assets, which is principally intellectual property.  Again, although this is not directly in accordance with the share rights it also gives some useful insight and comparison, summarised as follows:

Discount Rate	10.53%
Tax Rate	30.00%
Royalty per scan	£50
Profit growth rate 2005 to 2007	154.04%
Profit growth rate after 2007	4.00%

		2002	2003	2004	2005	2006	2007
Total scans per year		0.000	11,832	41,904	77,712	99,264	108,864
Discounted to more realistic levels	50.0%	0.000	(5,916)	(20,952)	(38,856)	(49,632)	(54,432)
Revised total scans per year		0	5,916	20,952	38,856	49,632	54,432
Royalty per scan £		50	50	50	50	50	50
Royalties £m		0.000	0.296	1.048	1.943	2.482	2.722
Overheads		(1.800)	(1.800)	(1.800)	(1.800)	(1.800)	(1.800)
Operating Profit		(1.800)	(1.504)	(0.752)	0.143	0.682	0.922
Taxation		0.540	0.451	0.226	(0.043)	(0.204)	(0.276)
Profit after tax		(1.260)	(1.053)	(0.527)	0.100	0.477	0.645
Discount Factor		1.105	1.222	1.350	1.493	1.650	1.824
Present Value £m		(1.140)	(0.862)	(0.390)	0.067	0.289	0.354

		VALUE CALCULATION		£m
Value as multiple of 2007 royalties	1.5	Value of IP to 2007		(1.682)
Value as multiple of 2007 profit after tax	6.1	Value of IP after 2007		5.630
		Total value of IP		3.949
		New product probability of success		10.0%
		Probability weighted value		0.395
		Percentage shareholding	20.3%	0.080
		Discount for marketability etc	50.0%	(0.040)
		Value of shareholding		0.040
		Number of shares		15,000,000
		Value per share		£0.003

MS-plc forecasts

10.5                                    Our valuation calculations are based on forecasts prepared by MS-plc.  It is apparent that these are highly optimistic, not least as no income was developed to the end of 2002 and in 2003 about £500,000 was forecast for that year.  Therefore these forecasts of substantial income need to be treated with caution for a valuation.

Market Methodology

10.6                                    The shares were issued by MS-plc at 5p per share on 22 November 2001 and used for this transaction immediately afterwards.

10.7                                    MS-plc shares were issued to repay debt of amounting to 5p a share on 22 November 2001.

10.8                                    MS-plc converted to a plc on the audited balance sheet with £3.7m total share capital at (5p a share) on 22 November 2001.

10.9                                    Subsequent transactions in MS-plc shares were at £1 per share.  However the following points should be noted:

•                              The transactions were some time after the valuation date of November 2001.

•                              The transactions were only small parcels, of shares, much less than 15m.

•                              The transactions were required for a level of finance which actually took some 10 months to raise.

•                              Of the finance required, £4.9m was raised in total, which was only 80% of target.

•                              The investments were relatively small amounts, for small parcels of shares.

•                              Many investors committed on basis that their investment was eligible for EIS (20% against Income Tax plus up to 40% relief from rolling Capital Gains).

10.10                              MS-Inc’s OTC trading prices may be taken to imply a value for MS-plc shares.  However:

•                              Insights retained the rights for uses other than medical but MS-plc did not (MS-plc only had the rights for medical use).

•                              The value of MS-plc in 2003 does not support £1 a share, and there has been value improvement since November 2001 (eg the work of the team of software engineers engaged since November 2001).

•                              The share price was driven by market perceptions rather than reality.

10.11                              We have obtained data on share prices for listed and unlisted companies around November 2001.  MS-plc’s main competitors at the time were GE, Phillips, Siemens and Toshiba, but this was an insignificant part of their business and not possible to analyse separately.  We have researched some comparable public information.  Although it is not particularly comparable it is comparable as anything which can be practicably obtained from published information.  The data is consistent with our principal valuation methods and is summarised:

•                              BDO Stoy Hayward/Acquisitions Monthly Private Company Index showing a private company index P/E ratio of 12.6 for Q3 2001 against the four month average FT Non-Financials P/E ratio of 21.1.

•                              FTSE-Actuaries Indices showing a P/E ratio of 42.9 and Net Yield of .9% for Software and Computer Services October – December 2001.

Cost Methodology

10.12                              At 22 November 2001 the balance sheet of MS-plc had net assets of £3,693,429 after including book values of £3.5m for intangibles.

Overall assessment

10.13                              By November 2001 MS-plc had not generated any revenue, and little real prospect of substantial sales within the short to medium term.  Indeed it has only generated modest amounts of sales by 2003.  Based on historic performance shareholders had no prospects of dividends or realisations from a share sale.  This gives an expectation that shares would only have a nominal value unless there is strong evidence about how value would be derived.  We have not seen any such evidence.

10.14                              The four different income approaches are all consistent with this, as is the cost approach.  The only approach which indicates the possibility of a higher value are some market transactions.  There are however good reasons to discount them in this instance.  It is therefore reasonable to conclude that a fair value of shares in MS-plc at November 2001 was their nominal value of 5p per share.

11                                           Shares in Insights

Objective

11.1                                    To summarise all relevant valuation approaches for 1,000 shares in Insights (50%) at November 2001.

Income Methodology

11.2                                    No business plans were ever developed for Insights, there was just a market study.  Valuation calculations based on distinct income forecasts for Insights are therefore not possible.

11.3                                    In the event Insights generated no income other than through the sale of its rights.

Market Methodology

11.4                                    The first part of the same transaction was valued at US$93,000,000 for 50%.  With regard to this:

•                              By November 2001 the perceived value of the intellectual property had decreased

•                              It needed to be combined with MS-plc intellectual property which had yet to be developed

•                              The condition for the second tranche was not then satisfied, and there was no clear timetable or resources needed to achieve it

•                              The condition would perhaps only be fulfilled after clinical trials were finished, and the results evaluated it as fit for purpose.  These trials had still not yet started even by end 2003

•                              The negotiating position of Nightingale was weak on the second tranche

•                              The perception then by Nightingale, Medicsight Inc and MS-plc was of a token value at 5p per share

11.5                                    The assets were subsequently sold, £3.6m for the medical use intellectual property to MS-plc and £1.5m for the remaining intellectual property to Medicsight Finance Limited, plus the transfer of loan from Nightingale of $3.25m (also included was a rent deposit and a patent).  No work was carried out on any other application of this intellectual property.  Then Insights was sold for the nominal sum of £100.

Cost Methodology

11.6                                    At 31 December 2001 the balance sheet of Insights had net liabilities of £4,031,092, after including book values of £1.7m for intangible assets.

Overall assessment

11.7                                    By November 2001 Insights had not generated any profits, and had only generated modest amounts of sales.  Based on historic performance shareholders had no prospects of dividends or realisations from a share sale.  This gives an expectation that shares would only have a nominal value unless there strong evidence about how value would be derived.  We have not seen any such evidence.

11.8                                    Taking all the factors together, and considering the reasons for certain inconsistencies it is reasonable to conclude that a fair value for 15,000,000 shares in MS-plc at November 2001 was £750,000 or 5p per share.

12                                           Signed certification

12.1                                    I certify to the best of our knowledge and belief:

•                              the statements of fact contained in this report are true and correct;

•                              the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, impartial, unbiased professional analyses, opinions, and conclusions;

•                              I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest with respect to the parties involved;

•                              I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment;

•                              my engagement in this assignment was not contingent upon developing or reporting predetermined results;

•                              my compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favours the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal;

•                              my analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice; and

•                              significant professional assistance to the person signing this report was only provided by representatives of Intangible Business Limited.

Signed

Thayne Forbes

Intangible Business Limited

Appendix 1

Our people

Key people

Senior Consultants

• Stuart Whitwell

• Thayne Forbes

• Charles Langford

• Tracey McCulloch

• Elise Neils (USA)

Senior Associates

• Edmond Huysser (Holland)

• Sheila Searle (USA)

• Malcolm Davis (Japan)

• Patrick Gillon (Spain)

• Philippa Kelham

• David Kelham

• Sam Dias (UK - econometrician)

• Peter Gibson (Italy)

• Rick Gilewicz (Latin America)

• Keith Lucas

• Robert Needham (CIS and Baltics)

Thayne Forbes

•                  Thayne read Mathematics at Oxford University before qualifying as a Chartered Accountant with Binder Hamlyn in London in 1986.  He has since passed the Intensive Diploma at the Chartered Institute of Marketing Exams to gain dual Chartered status. He is also a member of The Academy of Experts, The Society of Expert Witnesses, and The Institute of Expert Witnesses.

•                  Thayne worked for Arthur Andersen for six years, and then at Brand Finance for a year, prior to becoming a founder shareholder director of Intangible Business Limited.  Whilst at Arthur Andersen, Thayne was one of the key intellectual property specialists in the UK practice, for example he was the UK representative on the global steering committee responsible for developing international training and best practice in valuations.

•                  Thayne’s strategy and valuation work has covered brands, other intangible assets, businesses and shares.  He has carried out over 100 such advisory projects over the last 15 years.  These have been required across a wide range of industry sectors both in the UK and international markets for a variety of business reasons, such as brand strategy, sale or purchase and business re-organisation.

•                  Thayne has managed and worked on a wide variety of brand strategy/valuation projects including postal services, watches, pharmaceuticals, media, banking, fashion, petroleum and lubricants, facial and toilet tissue, ingredient brands, celebrities and many others

Stuart Whitwell

•                  Stuart graduated from Plymouth University in Business Studies and trained in sales operations in Unilever’s MacFisheries subsidiary before qualifying as a Chartered Management Accountant with Reed International in 1985.  He has also undertaken the final examinations of the Chartered Institute of Marketing in order to achieve dual Chartered status.  He is also a member of the Marketing Society

•                  He worked for Brown and Root (2 years), Sea-Land (2 years), and Hiram Walker International (for 10 years) in Europe and Asia Pacific having specialised in brand market business development projects in Europe and Asia.  He held various senior positions in Finance, Business Development and General Management during this period holding the position of Regional Director of Finance and Business Development for Asia Pacific, and was responsible for many successful acquisitions, joint ventures and new brand/market developments

•                  For two years Stuart ran his own consulting company in Hong Kong undertaking market and business development projects for Brown-Forman, Pernod Ricard and Jose Estevez S.A. in China and the Philippines.  During this period Stuart successfully launched three new to market brands and implemented successfully a new independent sales and marketing distribution company.

•                  Stuart has managed and worked on a wide range of brand strategy/valuation projects including clients in media, telecoms, petroleum and lubricants, utilities, logistics, electronics, retail, banking, postal services, building products, logistics, ingredient brands, celebrities, fashion, beverages, facial and toilet tissue and furniture retailing.

Elise Neils

•                  Elise is based in the US and specialises in providing valuation services to businesses, governmental entities, attorneys, and accountants.  Over the past fourteen years, Elise has supervised and participated in hundreds of complex valuation assignments involving intangible assets, businesses, brand names, software, real estate, sports franchises and hard assets.

•                  Elise has a Juris Doctor from Marquette University Law School and a Bachelor of Business Administration in Finance from the University of Wisconsin - Milwaukee. She has successfully passed the American Society of Appraisers Business Valuation Advancement Examination and is a licensed member of the State Bar of Wisconsin; a Member of the National Association of Securities Dealers Board of Arbitrators; and a member of the Alumni Board of Directors of the National Sports Law Institute.

•                  Most recently Elise testified at an SEC hearing on auditor independence at Pace University in New York City and spoke to sports and entertainment lawyers on the Valuation of Stadium Naming Rights.

•                  Elise has worked on many Intangible Business assignments most notably in wines and spirits, quick service restaurants and ingredient brands

Tracey McCulloch

•                  Tracey studied Business Marketing at the Queensland University of Technology in Australia.  She spent four years working in a variety of marketing and communications roles before pursuing her ambition in 1994 to travel and work in the UK marketing industry. She started life in London with leading UK design and brand consultancy Tutsells Lambie-Nairn. Whilst working there, she discovered her passion for brands, and after a year, joined the Leo Burnett Brand Consultancy unit.  She spent over two years with LBBC working with global clients on brand architecture, brand positioning, internal brand management and strategy projects.

•                  In 1998, she embarked on the ‘brand valuation path’, joining Brand Finance where she worked for over three years on many successful, brand valuation and strategy projects for global clients.

•                  Tracey joined Intangible Business in September 2001, keen to pursue her interest in the exciting field of brand valuation and strategy, and has since worked on projects for brands such as The Woolmark, Allied Domecq Spirits & Wines, Princess Diana of Wales Memorial Fund and The Glasshouse Fashion chain.

Charles Langford

•                  Charles’ background is entirely within the field of Brand Valuation having worked on projects across most business sectors which have allowed him to appreciate all the different methodologies and approaches to brand valuation and respective application

•                  Charles specialist expertise is the ability to develop bespoke brand valuation models that reflect the defined understanding and linkage between relative consumer equity and market performance and the ability of a business to convert this to financial performance through operational efficiency

•                  Charles has worked on a range of brand valuation projects with Intangible Business including wines and spirits, quick service restaurants, fabrics, fashion and ingredient brands

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Intangible Business Limited	T + 44 (0) 870 240 7386
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Appendix 2

Discount Rate

1.1                                          A discount rate is an annually compounded rate by which each increment of expected economic income is discounted back to its present value.  A discount rate reflects both time value of money and risk, and therefore represents the cost of capital.

1.2                                          For purposes of this report, the terms ‘discount rate’, ‘cost of capital’, and ‘weighted average cost of capital’ (“WACC”) are used interchangeably.

1.3                                          According to Dr. Alfred Rappaport in his 1998 edition of Creating Shareholder Value,

“The appropriate rate for discounting the company’s cash flow stream is the weighted average costs of debt and equity capital…It is important to emphasize that the relative weights attached to debt and equity, respectively, are neither predicated on dollars the firm has raised in the past, nor do they constitute the relative proportions of dollars the firm plans to raise in the current year.  Instead, the relevant weights should be based on the proportions of debt and equity that the firm targets for its capital structure over the long-term planning period.”

1.4                                          The discount rate was computed as a WACC rate based on the following formula:

WACC = (ke * We) + (kp * Wp) + (kd[1-t] * Wd) +/- y

Where:

WACC                  =  Weighted Average Cost of Capital

ke                                               =  Cost of common equity capital

We                                        =  Percentage of common equity in the capital structure, at market value

kp                                               =  Cost of preferred equity

Wp                                        =  Percentage of preferred equity in the capital structure,

 at market value

kd                                               =  Cost debt (pre-tax)

t                                                     =  Tax rate

Wd                                        =  Percentage of debt in the capital structure, at market value

y                                                  =  Specific risk factor adjustment

1.5                                          In summary, the WACC rate has several attributes, including:

•                                It is market driven i.e., it is the expected rate of return that the market requires to commit capital to the investment in the shares.

•                                It is forward-looking, based on expected returns.

•                                The base against which cost of capital is measured is market value, not book value.

•                                It is measured in nominal terms, including expected inflation.

Cost of Equity

1.6                                          In developing the cost of equity, we used the ‘build up model’ based on the CAPM:

E                                                  = Rf + b(ERP)

E                                                  = Cost of Equity

Rf                                              = Risk-free Rate

b                                                  = Beta

ERP                                   = Equity risk premium

Risk Free Rate

1.7                                          The CAPM implicitly assumes the presence of a single riskless asset, that is, an asset perceived by all investors as having no risk.  The risk free rate is the return available as of the valuation date on a security that the market generally regards as being free of the risk of default.  A common choice for the nominal riskless rate is the yield on a government security.  While interest rate changes cause government obligations to fluctuate in price, investors face essentially no default risk as to either coupon payment or return of principal.

1.8                                          The risk-free rate reflects the following components:

•                                A real return for lending out the funds over the investment period, thus forgoing consumption for which the funds otherwise could be used.

•                                The expected rate of inflation over the term of the risk-free investment.

•                                The risk that the principal’s market value will rise or fall during the period to maturity as a function of changes in the general level of interest rates.

1.9                                          In our analysis, we utilized the CSFB Equity-Gilt Study, 15 year gilt index for the risk free rate.

Beta

1.10                                    Beta is a measure of an asset’s sensitivity to the market, otherwise known as systematic risk.  The systematic risk of a security is estimated by regressing the security’s excess returns against the market portfolio’s excess returns.  The slope of the regression equation is the beta.  Beta is a function of the relationship between the return on an individual security and return on the market as measured by a broad market index.

Equity Risk Premium

1.11                                    The equity risk premium (‘ERP’) represents the additional return an investor expects to compensate for the additional risk associated with investing in equities as opposed to investing in a riskless asset.  The ERP is reflective of what an investor thinks the risk premium is going forward.  Unfortunately, the expected ERP is unobservable in the market and therefore must be estimated through the use of historical data.  The historical equity risk premium is calculated by subtracting the long-term average of the income return on the riskless asset from the long-term average stock market return as measure over the same period as that of the riskless asset.  This assumes that what has happened in the past in representative of what might be expected in the future.

Cost of Debt

1.12                                    The other capital used to estimate a discount rate is debt, the cost of which is typically based on interest rates

Tax rates

1.13                                    The discount rate is based on the cash flows after tax, and should therefore be adjusted for tax to match the cash flows.  Typically there is no adjustment to the cost of equity but there is an adjustment to the cost of debt.

Weighting of Equity and Debt

1.14                                    The discount rate should reflect an appropriate capital structure of equity and debt and so the cost of equity and the cost of debt should be weighted to give a WACC.

Appendix 3

Terminal value methodology

1.1                                          For purposes of this report, the terms ‘terminal value’, ‘continuing value’, and ‘perpetuity value’ are used interchangeably.  The terminal value is an estimate of the present value of the future cash flows from the explicit forecast period.

1.2                                          Estimating the terminal value or continuing value parameters is an integral part of the forecasting process.  The continuing value parameters should reflect a coherent forecast for the long-term economic situation of the industry.  Specifically, the continuing value parameters are based on the expected hypothetical steady state condition for the shares.  This has been applied by assuming a steady percentage increase after 2007 and using Gordon’s growth model to calculate a present value for this.

Appendix 4

Required Dividend Yield

Net Yield of listed companies	0.90%
Required premium	9.10%
Required Dividend Yield	10.00%

	Weighting
Weighted average cost of capital

Cost of equity
Risk free rate		4.71%
Equity risk premium	6.00%
Beta	1.25
		7.50%
Cost of equity		12.21%	80.00%	9.77%

Cost of debt
Mean LIBID/LIBOR		3.97%
Premium for corporate borrowing		1.50%
Borrowing rate		5.47%
Corporate tax	30.00%	-1.64%
Cost of debt		3.83%	20.00%	0.77%

Weighted average cost of capital				10.53%

Sources

Net Yield listed companies LBS Risk Measurement Service - index for Software and Computer Services Sector

Risk free rate Bank of England ten year government securities month end November 2001

Beta LBS Risk Measurement Service - index for Software and Computer Services Sector

Equity risk premium taken between Ibbotson 9% and CFSB 3.5%

Bank of England LIBID/LIBOR end of month rates November 2001

Premium for Corporate borrowing based on normal business practice 2nd tier rates

Debt Equity weighting based on normal gearing ratios